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| FORM 3 |      UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                  Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

        Gates                       Peter                            R.
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

      36 Washington Street, Suite 170
    ----------------------------------------------------------------------------
                                   (Street)

      Wellesley Hills                 MA                             02481-1904
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)              10/25/00
                                                                  --------------

3.  I.R.S or Social Security Number of Reporting Person, if an
    entity (voluntary)
                       --------------

4.  Issuer Name and Ticker or Trading Symbol MediChem Life Sciences, Inc. (MCLS)
                                             -----------------------------------

5.  Relationship of Reporting Persons to Issuer (Check all applicable)

    _X_ Director    ___ Officer             _X_ 10% Owner    ___ Other
                        (give title below)                       (specify below)


    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)

   __X__ Form filed by One Reporting Person
   _____ Form filed by More than One Reporting Person

             Table I -- Non-Derivative Securities Beneficially Owned

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1. Title         2. Amount of         3. Ownership Form:  4. Nature of Indirect
   of               Securities           Direct (D) or       Beneiial
   Security         Beneficially         Indirect (I)        Ownership
   (Instr. 4)       Owned (Instr. 4)     (Instr. 5)          (Instr. 5)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Common Stock          6,139,416                 I           By LLC(1)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  5(b)(v).
                                                                         (Over)
                                                                 SEC 1473(7-97)



              Table II--Derivative Securities Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        Indirect
                                  Expiration       (Instr. 4)                          Exercise        Derivative     Beneficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or Indirect (I)
                                                                                       Security        (Instr. 5)
                              -----------------  ---------------------------------
                               Date      Expira-                        Amount or
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
------------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:

(1) Mr. Gates is a non-managing member of MedEquity Investors, LLC, which is the Managaing Member of ChaseMedichem Partners, LLC, MedEquity Investors Partners, LLC and Peachtree Medichem Partners, LLC (the "LLC Stockholders"). The LLC Stockholders hold, in the aggregate, 6,139,416 shares of Common Stock. Mr. Gates disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest.

** International misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is sufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number



                              /s/ Peter R. Gates                October 19, 2000
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date


                                                                         Page 2
                                                                 SEC 1473(7-97)